UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

DIRECTVIEW HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-5874633
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7700 West Camino Real, Suite 403, Boca Raton, FL	33443
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 750-9777

Securities to be registered pursuant to Section 12(b) of the Act:
Title of each class to be so registered	Name of each exchange on which each class is to be registered
None	Not applicable

Securities to be registered pursuant to Section 12(g) of the Act:
common stock, par value $0.0001 per share

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer (Do not check if smaller reporting company)	[ ]	Smaller reporting company	[√]

CAUTIONARY STATEMENTS REGARDING FORWARD-LOOKING STATEMENTS

Various statements in this registration statement contain or may contain forward-looking statements that are subject to known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements were based on various factors and were derived utilizing numerous assumptions and other factors that could cause our actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, our history of losses and declining sales, our ability to raise sufficient capital to fund our operating losses, increase our net sales to a level which funds our operating expenses, economic, political and market conditions and fluctuations, competition, and other factors.  Most of these factors are difficult to predict accurately and are generally beyond our control. You should consider the areas of risk described in connection with any forward-looking statements that may be made herein. Readers are cautioned not to place undue reliance on these forward-looking statements and readers should carefully review this registration statement in its entirety, including the risks described in Item 1A. Risk Factors.  Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events. These forward-looking statements speak only as of the date of this registration statement, and you should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

OTHER PERTINENT INFORMATION

Unless specifically set forth to the contrary, "DirectView," "we," "us," "our" and similar terms refer to DirectView Holdings, Inc., a Delaware corporation, and our subsidiaries DirectView Video Technologies, Inc. a Florida corporation, (“DirectView Video”), DirectView Security Systems, Inc., a Florida corporation (“DirectView Security”), Ralston Communication Services, Inc., a Florida corporation  (“Ralston”) and Meeting Technologies, Inc., a Delaware corporation (“Meeting Technologies”).

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.               Business.

Through our subsidiaries our business operates within two divisions - video conferencing and security.  Our video conferencing division is a full-service provider of teleconferencing services to businesses and organizations and our security systems division provides surveillance systems, digital video recording and services. Our video conferencing services enable our clients to cost-effectively conduct remote meetings by linking participants in geographically dispersed locations. Security systems provide onsite and remote video and audio surveillance to businesses and organizations.

Video conferencing services

We are a full-service provider of video conferencing technologies and services.  We provide multipoint video conferencing, network integration services, custom room design, staffing, document conferencing and IP/webconferencing services to businesses and organizations in the United States and in fiscal 2008, we focus to provide this around the world.  We believe that our video conferencing services enable our clients to cost-effectively, instantaneously conduct remote meetings by linking participants in geographically dispersed locations.  Our mission is to provide customized video conferencing solutions and services to businesses and organizations.  From design to installation, we strive to deliver products and services that are simple to understand, easy to implement and even easier to use.

Our products and services include the:

•           sale of conferencing services based upon usage,

•           sale and installation of video equipment, and

•           sale of maintenance agreements.

Video conferencing as a medium for business communications has provided opportunities to streamline complex business processes and to conduct transactions more efficiently. As a result, sophisticated audio or video-enabled interactive communications have become increasingly necessary as companies seek to become more efficient and effective. We seek to employ the technical knowledge of our management team to provide our clients with solutions for a wide range of applications suitable for a variety of industries. We have installation and integration experience with expertise in one-on-one or large, multi-sided group meetings, and we currently have installations ranging from very simple configurations to highly customized rooms with multiple cameras, document presentation stands, recording devices, scanners, and printers.

Initially we provide consultation to address and evaluate the project requirements and to offer expert advice on technology solution for our customer’s specific application.  We assess the customer’s needs, desires and existing communications equipment, as well as cost-justification and return-on-investment analysis for system installations.  Our products and services include multipoint video conferencing, network integration services, custom room design, staffing, document conferencing and IP/web conferencing services.

A multipoint video conference is a video conference involving more than two sites.  As a participant speaks, video is switched at all sites to broadcast the person speaking by a device called a multi-control unit. This switching unit is sound activated and can distinguish between short ambient sounds and long sustained sounds.  It can also be set up in a “Hollywood Squares” type of look where all participants see each other.  The call can also be set in a “chairperson mode” in which all sites see only the person heading the call.  We offer multipoint bridge services to tie all of the locations, and we control this multipoint bridge.  We outsource the remote access services which are incorporated into these multipoint video conferences to a variety of third party providers. We have no fixed agreements with such third party providers. Our base standard price is from $125 to $150 per hour per location which includes all costs related to these services.  Where the client requests, we can staff a client assignment with one of our employees to manage all of the client’s video conferencing needs.  The cost of this technical support varies from assignment to assignment.

We offer a wide variety of network integration services to support our clients’ planning, design, and implementation efforts in deploying new network technologies such as Internet protocol (IP), integrated services digital network (ISDN), a T-1 data transfer system or working with their existing network infrastructure.  Our network integration services are designed to be comprehensive to ensure that all unique collaboration needs are met.  Our services can include a full menu of services from initial order coordination with outside contractors or providers to liaison with local phone companies, installation, training, or can be customized for a particular job. Whether starting from scratch or working with an existing environment we can also provide all aspects of design and installation for video conferencing rooms, including room layout, furniture, built in wall monitors, custom audio and video as well as document collaboration such as T120 data conferencing and document camera and presentation stands.  We will also design computer integration.  Costs for these custom installations may vary based upon the layout and complexity of the job.

We also offer our clients document conferencing and IP/Web conferencing services. Document conferencing affords the ability to bring people together to discuss, review and collaborate as a group, and to make on-line, real-time decisions regardless of the locations of the participants.  IP/web conferencing services provides the client with a reliable and affordable way to share software applications, PowerPoint presentations, or anything running on a personal computer with others in online meetings.  With these systems, meeting participants can view with clarity what is displayed on a desktop.  We utilize third party software and applications such as Polycom and Sony to provide these services to our clients.

When a video conferencing system is functional, we also provide training to all levels of the customer's organization, including executives, managers, management information systems and data processing administrators, technical staff and end users.  The training includes instruction in system operation, as well as the planning and administration of meetings.  The training can last anywhere from one hour to two days, depending upon the level of training that the client requests or requires.  All training costs are built into each sale where training is required.

We are also a reseller of video conferencing products, including integrated video conferencing systems, video presentation products, flat screen monitors, iPower collaboration tools, Polycom view stations.  We sell products from a variety of top manufacturers including Sony, Elggen, Fujitsu, Hitachi, JVC, NEC, Panasonic, Phillips, Pioneer, Samsung and ViewSonic.

Security services

We are also a provider of the latest technologies in surveillance systems, digital video recording and services.  The systems provide onsite and remote video and audio surveillance.

We offer several service options to protect and maintain each company's security investment which includes a customized security system. We assess each client’s security needs and challenges through an on-site survey, which is performed by specially trained technicians, consists of a video-taped analysis and in-depth interviews to determine each client's security needs. We also make recommendations for initiating or improving each client’s systems as well as, providing a plan for growth.  We offer a complete line of non-proprietary products including digital video recorders, access control, ID badging, communications and integration of all of the foregoing.  We are able to provide a plan for a simple addition or a major migration to a new platform. We provide the highest quality installations, from mobilization to final testing, certification and training.

Suppliers

We are dependent on third parties for the supply and manufacturing of our subassemblies, components and electronic parts, including standard and custom-designed components. We generally do not maintain supply agreements with such third parties but instead purchase components and electronic parts pursuant to purchase orders in the ordinary course of business. We are dependent on the ability of our third-party manufacturers and suppliers to meet our design, performance and quality specifications.

Marketing and Distribution

Our video conferencing products and services are marketed and sold to the commercial, government, medical and educational sectors through a direct sales force and through referrals. We currently have three employees in our direct sales force.  A majority of our sales comes from word of mouth and referrals. Sales of video conferencing products to resellers are made on terms with respect to pricing, payment and returns that are consistent with those offered to end user customers. No price protection or similar arrangement is offered, nor are the obligations as to payment contingent on the resale of the equipment purchased by the reseller. There are no special rights to return equipment granted to resellers, nor are we obligated to repurchase reseller inventory.

We provide our video conferencing sales force with ongoing training to ensure that it has the necessary expertise to effectively market and promote our business and solutions. In conjunction with manufacturer-sponsored programs, we provide existing and prospective customers with sales, advertising and promotional materials. We maintain up-to-date systems for demonstration purposes in all of our sales offices and demonstration facilities. Our technical and training personnel periodically attend installation and service training sessions offered by video communications manufacturers to enhance their knowledge and expertise in the installation and maintenance of the systems.

Our security systems division focuses a majority of its sales and marketing efforts in any industry and companies where there is space/room to be monitored by our surveillance camera systems. Our marketing efforts are done through direct sales force, referrals and our website.

Competition

The market for video conferencing products and services is extremely competitive. Competitive factors include pricing, our reputation and ease of use.  Our primary competitors include manufacturers and resellers of video communications equipment, some are larger, have longer operating histories and have greater financial resources and industry recognition than us. The competitors would include local Bell Companies, Polycom and Tandberg.

The security industry is highly competitive. We compete on a local and regional level with a small number of major firms and many smaller companies in the installed surveillance system space, and nationally in the direct to dealer space. We compete primarily on the quality of our service and the design and reliability of our products. Some of our competitors have greater name recognition and financial resources than us. We may also face competition from potential new entrants into the security industry or increased competition from existing competitors that may attempt to develop the ability to offer the full range of services that we offer. We believe that competition is based primarily on the ability to deliver solutions that meet a client’s requirements and, to a lesser extent, on price. Our competitors in the installed system space include Vector Security, American Sentry Guard, GVI Security Solutions, Inc., ADT Security Services, Ltd. (a division of Tyco International) and Sonitrol, Inc. There can be no assurance that we will be able to compete successfully in the future against existing or potential competitors who are larger or better capitalized.

Since the barriers to entry in the market are relatively low and the potential market is large, we expect continued growth in existing competitors and the entrance of new competitors in the future.  Most of our current and potential competitors have significantly longer operating histories and significantly greater managerial, financial, marketing, technical and other competitive resources, as well as greater name recognition, than we do.  As a result, these companies may be able to adapt more quickly to new or emerging technologies and changes in customer requirements and may be able to devote greater resources to the promotion and sale of their competing products and services.  There are no assurances we will ever effectively compete in our target markets.

Employees

We currently have four employees, all of whom are full-time. None of our employees are covered by a collective bargaining agreement, nor are they represented by a labor union. We have not experienced any work stoppages, and we consider relations with our employees to be good.

History of our company

We were incorporated under the laws of the State of Delaware on October 6, 2006. In October 2006 we also acquired Ralston Communications and Meeting Technologies from DirectView, Inc., a Nevada corporation of which our executive officers and directors were officers and directors immediately prior to such acquisition, in exchange for the assumption by us of these subsidiaries working capital deficiencies and any and all trade credit and other liabilities.  Immediately prior to this transaction, in conjunction with the acquisition by DirectView, Inc. of all of the stock of another entity which resulted in a change of control of DirectView, Inc., our executive officers and directors resigned their positions with DirectView, Inc.  Both Ralston Communications and Meeting Technologies had historically provided the video conferencing services we continue to provide.  Thereafter, in February 2007 we formed DirectView Security and in July 2007 we formed DirectView Video.

Item 1A.            Risk Factors.

An investment in our common stock involves a significant degree of risk. You should not invest in our common stock unless you can afford to lose your entire investment. You should consider carefully the following risk factors and other information in this registration statement before deciding to invest in our common stock.

Risks Related to Our Business

WE HAVE AN ACCUMULATED DEFICIT AND WE ANTICIPATE CONTINUING LOSSES THAT WILL RESULT IN SIGNIFICANT LIQUIDITY AND CASH FLOW PROBLEMS AND WE MAY BE FORCED TO CEASE OPERATIONS.

We have incurred losses since our inception, and have an accumulated deficit of approximately $11.9 million as of March 31, 2009.  Our operations have been financed primarily through the issuance of equity and debt of our former parent company.  For the year ended December 31, 2008, cash used in operations was $138,515 and for the three months ended March 31, 2009 we used cash in operations of $30,767.  Our net sales have declined approximately 61% for the three months ended March 31, 2009 from the comparable period in 2008, our gross profit margins for the three months ended March 31, 2009 have declined to approximately 19% from approximately 66% for the year ended December 31, 2008 and approximately 64% for the three months ended March 31, 2008 and our operating expenses have decreased approximately 27% for the three months ended March 31, 2009 from the comparable period in 2008.  At March 31, 2009 we had cash on hand of $17,860.  We are constantly evaluating our cash needs and our burn rate, in order to make appropriate adjustments in operating expenses. We anticipate that our cash used in operations will increase as a result of becoming a public company as a result of increased professional fees. Our continued existence is dependent upon, among other things, our ability to raise capital and to market and sell our products and services successfully. While we are attempting to increase sales, growth has not been significant enough to support daily operations, there is no assurance that we will continue as a going concern.  If we are unable to continue as a going concern and were forced to cease operations, it is likely that our stockholders would lose their entire investment in our company.

OUR AUDITORS HAVE EXPRESSED DOUBTS ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. IF WE WERE FORCED TO CEASE OUR BUSINESS AND OPERATIONS, YOU WOULD LOSE YOUR INVESTMENT IN OUR COMPANY.

Our revenues are not sufficient to enable us to meet our operating expenses and otherwise implement our business plan. At December 31, 2008, the report of our independent registered public accounting firm on our financial statements for the year ended December 31, 2008 contains an explanatory paragraph raising doubt as to our ability to continue as a going concern as a result of our losses from operations, stockholders’ deficit and negative working capital. Our consolidated financial statements, which appear elsewhere in this registration statement, are prepared assuming we will continue as a going concern.  The financial statements do not include any adjustments to reflect future adverse effects on the recoverability and classification of assets or amounts and classification of liabilities that may result if we are not successful.

WE ARE PAST DUE IN THE PAYMENT OF PAYROLL TAXES.

At March 31, 2009 we had $33,842 of accrued but unpaid payroll taxes due the federal government and since that date through June 30, 2009 unpaid payroll taxes due is approximately $33,300.  We do not have the funds necessary to satisfy this obligation.  If we are unable to raise the funds necessary, it is possible that we will be subject to significant additional fines and penalties, Mr. Ralston, our CEO, could be personally subject to a 100% penalty on the amount of unpaid taxes and the government could file liens against our company and our bank accounts until such time as the amounts have been paid.

WE WILL NEED ADDITIONAL FINANCING WHICH WE MAY NOT BE ABLE TO OBTAIN ON ACCEPTABLE TERMS IF AT ALL.  DUE TO THE SIZE OF OUR COMPANY AND THE LACK OF A PUBLIC MARKET FOR OUR COMMON STOCK IT IS LIKELY THAT THE TERMS OF ANY FINANCING WE MAY BE ABLE TO SECURE WILL BE DETRIMENTAL TO OUR CURRENT STOCKHOLDERS.

Our current operations are not sufficient to fund our operating expenses and we will need to raise additional working capital to continue our current business and to provide funds for marketing to support our efforts to increase our revenues.  Generally, small businesses such as ours which lack a public market for their securities, face significant difficulties in their efforts to raise equity capital.  While to date we have relied upon the relationships of our executive officers in our capital raising efforts, there are no assurances that we will be successful utilizing these existing sources.  In such an event, we could be required to engage a broker-dealer to assist us in our capital raising efforts.  Even if we are successful in finding a broker-dealer willing to assist us in raising capital, there are no assurances that the terms of financings offered by a broker-dealer will be as favorable as those we have offered our investors to date.  While we do not have any commitments to provide additional capital, if we are able to raise capital, the structure of that capital raise could impact our company and our stockholders in a variety of ways.  If we raise additional capital through the issuance of debt, this will result in interest expense.  If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our company held by existing stockholders will be reduced and those stockholders may experience significant dilution.  In addition, new securities may contain certain rights, preferences or privileges that are senior to those of our common stock.  We cannot assure you that we will be able to raise the working capital as needed in the future on terms acceptable to us, if at all.  If we do not raise funds as needed, we may not be able to continue our operations and it is likely that you would lose your entire investment in our company.

BECAUSE WE SELL CAPITAL EQUIPMENT, OUR BUSINESS IS SUBJECT TO OUR CUSTOMERS’ CAPITAL BUDGET AND WE MAY SUFFER DELAYS OR CANCELLATIONS OF ORDERS.  THE CURRENT DOWNTURN IN THE U.S. ECONOMY MAY ADVERSELY IMPACT NET SALES IN FUTURE PERIODS.

Customers for our products are companies that require teleconferencing equipment.  These companies may purchase our equipment as part of their capital budget.  As a result, we are dependent upon receiving orders from companies that are either expanding their business, commencing a new business, upgrading their capital equipment or otherwise require capital equipment.  Our business is therefore dependent upon both the economic health of our customers’ financial condition and our ability to offer products that meet their requirements based on potential cost savings in using teleconferencing equipment in contrast to existing equipment or equipment offered by others. The current downturn in the U.S. economy is likely to continue to negatively affect discretionary consumer purchases of our products, including our services, and thus impact our results of operations and continued growth.  It is difficult to predict how long the current economic, capital and credit market conditions will continue and what long-term impact, if any, they will have on our business.  In the short-term, however, these conditions have negatively affected our results of operations.

OUR DEPENDENCE ON A LIMITED NUMBER OF THIRD-PARTY SUPPLIERS FOR KEY TELECONFERENCING AND CUSTOMIZED EQUIPMENT COULD PREVENT US FROM TIMELY DELIVERING OUR PRODUCTS TO OUR CUSTOMERS IN THE REQUIRED QUANTITIES, WHICH COULD RESULT IN ORDER CANCELLATIONS AND DECREASED REVENUES.

We purchase equipment from a limited number of third-party suppliers. If we fail to develop or maintain our relationships with these or our other suppliers, we may be unable to obtain equipment or our products may be available at a higher cost or after a long delay, and we could be prevented from delivering our products to our customers in the required quantities and at prices that are profitable. Problems of this kind could cause us to experience order cancellations and loss of market share. The failure of a supplier to supply components that meet our quality, quantity and cost requirements in a timely manner could impair our ability to deliver our products or increase our costs, particularly if we are unable to obtain these components from alternative sources on a timely basis or on commercially reasonable terms. As a result, such equipment is not readily available from multiple vendors and would be difficult to repair or replace.

Risks Related to Our Stock

PROVISIONS OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS MAY DELAY OR PREVENT A TAKE-OVER WHICH MAY NOT BE IN THE BEST INTERESTS OF OUR STOCKHOLDERS.

Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of Delaware law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

In addition, our articles of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our board of directors. Our board of directors may, without stockholder approval, issue additional classes of preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

WE HAVE NOT VOLUNTARILY IMPLEMENTED VARIOUS CORPORATE GOVERNANCE MEASURES, IN THE ABSENCE OF WHICH, STOCKHOLDERS MAY HAVE MORE LIMITED PROTECTIONS AGAINST INTERESTED DIRECTOR TRANSACTIONS, CONFLICTS OF INTEREST AND SIMILAR MATTERS.

Recent Federal legislation, including the Sarbanes-Oxley Act of 2002, has resulted in the adoption of various corporate governance measures designed to promote the integrity of the corporate management and the securities markets. Some of these measures have been adopted in response to legal requirements. Others have been adopted by companies in response to the requirements of national securities exchanges, such as the NYSE or the NASDAQ Stock Market, on which their securities are listed. Among the corporate governance measures that are required under the rules of national securities exchanges are those that address board of directors' independence, audit committee oversight, and the adoption of a code of ethics.  While we have adopted certain corporate governance measures such as a Code of Ethics , we presently do not have any independent directors.  It is possible that if we were to have independent directors on our board, stockholders would benefit from somewhat greater assurances that internal corporate decisions were being made by disinterested directors and that policies had been implemented to define responsible conduct.  For example, in the absence of audit, nominating and compensation committees comprised of at least a majority of independent directors, decisions concerning matters such as compensation packages to our senior officers and recommendations for director nominees may be made by our directors who have an interest in the outcome of the matters being decided.  Prospective investors should bear in mind our current lack of corporate governance measures and independent directors in formulating their investment decisions.

WE MAY BE EXPOSED TO POTENTIAL RISKS RELATING TO OUR INTERNAL CONTROLS OVER FINANCIAL REPORTING AND OUR ABILITY TO HAVE THOSE CONTROLS ATTESTED TO BY OUR INDEPENDENT AUDITORS.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring small business issuers, such as our company, to include a report of management on the company's internal controls over financial reporting in their annual reports for fiscal years ending on or after December 15, 2007.  We will be required to include the management report in the annual report for the year ended December 31, 2009.  In addition, for our fiscal year ending December 31, 2009 the independent registered public accounting firm auditing our financial statements must also attest to and report on management's assessment of the effectiveness of our internal controls over financial reporting as well as the operating effectiveness of our internal controls.  In the event we are unable to receive a positive attestation from our independent auditors with respect to our internal controls, investors and others may lose confidence in the reliability of our financial statements and our ability to obtain financing as needed could suffer.

BECAUSE THERE IS NO ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK, YOU MAY FIND IT EXTREMELY DIFFICULT OR IMPOSSIBLE TO RESELL OUR SHARES. EVEN IF A PUBLIC MARKET IS ESTABLISHED, WE CANNOT GUARANTEE YOU THAT THERE WILL EVER BE ANY LIQUIDITY IN OUR COMMON STOCK.

Although our common stock is quoted in the over the counter market on the Pink OTC Markets, Inc. (formerly, the Pink Sheets), there is currently no active public market for the shares of our common stock. While we intend to seek a broker dealer who will file an application with the OTC Bulletin Board and make a market in our securities, there is no assurance that a broker dealer will be interested in making a market in our stock or that an active market in our stock will ever develop. If our common stock is not traded on the OTC Bulletin Board or if a public market for our common stock does not develop, investors may not be able to re-sell the shares of our common stock that they have purchased and may lose all of their investment. In addition, even if a quotation is obtained, the OTC Bulletin Board and similar quotation services are often characterized by low trading volumes, and price volatility, which may make it difficult for an investor to sell our common stock on acceptable terms. In addition, all the shares of common stock have not been registered under the Securities Act of 1933 or under the securities laws of any state or other jurisdiction.  As a result, such securities can be transferred without registration under the Securities Act of 1933 or, if applicable, the securities laws of any state or other jurisdiction only if such registration is not then required because of an applicable exemption there from.  Compliance with the criteria for securing exemptions under the Securities Act of 1933 and the securities laws of various states is extremely complex.  Accordingly, an investment in our company is suitable only for persons who have no need for liquidity in the investment, and can afford to hold unregistered securities for an indefinite period of time.

IF AN ACTIVE PUBLIC MARKET FOR OUR COMMON STOCK EVER DEVELOPS, TRADING WILL BE LIMITED UNDER THE SEC'S PENNY STOCK REGULATIONS, WHICH WILL ADVERSELY AFFECT THE LIQUIDITY OF OUR COMMON STOCK

In the event we are able to obtain a quotation of our common stock on the OTC Bulletin Board, given the relative small size of our company it is likely that the trading price of our common stock will be less than $5.00 per share.  In that event, our common stock would be considered a "penny stock," and trading in our common stock would be subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934.  Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements.  Generally, the broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks.  These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities.  In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.  An active and liquid market in our common stock may never develop due to these factors.

Item 2.               Financial Information.

Selected Financial Data

This information is not required to be provided by a smaller reporting company.

Management’s Discussion and Analysis of Financial Condition and Results Of Operations

Overview

Our operations are conducted within two divisions:

∙	Our video conferencing divisions which is a full-service provider of teleconferencing products and services to businesses and organizations, and
∙	Our security division which provides surveillance systems, digital video recording and services to businesses and organizations.

Our video conferencing products and services enable our clients to cost-effectively conduct remote meetings by linking participants in geographically dispersed locations. Our primary focus is to provide high value-added conferencing products and services to organizations such as commercial, government, medical and educational sectors. We generate revenue through the sale of conferencing services based upon usage, the sale and installation of video equipment and the sale of maintenance agreements.

We are also a provider of the latest technologies in surveillance systems, digital video recording and services.  The systems provide onsite and remote video and audio surveillance. We generate revenue through the sale and installation of surveillance systems and the sale of maintenance agreements.

Our company was formed in October 2006.  Immediately thereafter we acquired Ralston Communication Services and Meeting Technologies from DirectView, Inc., a Nevada corporation of which Mr. and Mrs. Ralston were officers and directors immediately prior to such acquisition, in exchange for the assumption by us of these subsidiaries working capital deficiencies and any and all trade credit and other liabilities.  Both of these entities had historically provided the video conferencing services we continue to provide.  Thereafter, in February 2007 we formed DirectView Security Systems, Inc.  and in July 2007 we formed DirectView Video. Directview Security began offering services and products immediately from inception.

As described elsewhere in this registration statement, our net sales are not sufficient to fund our operating expenses.  We have relied upon funds from the issuance of notes, the sale of common stock and advances from our executive officers to provide working capital to our company.  These funds, however, are not sufficient to pay all of our expenses nor to provide the additional capital we believe is necessary to permit us to market our company in an effort to increase our sales.  We are always looking for opportunities with new dealers, and plan to evaluate the market for our products throughout 2009 to determine whether we should hire additional employees in our sales force. We seek to establish brand identity for our company, communicate our brand and its values to investors and customers, build a relationship and reinforce existing relationships and further trigger recognition through telemarketing and hiring additional sales people to our sales staff. We believe that these strategies will provide an avenue for us to increase consumer usage of our technology, increase demand for our products and generate revenues. No assurance can be provided that we will successfully implement our strategy. We are subject to significant business risks and may need to raise additional capital in order to realize and effectuate the above strategy.

             We will need to raise approximately $350,000 in additional capital to fund our operating expenses, pay our obligations as they become due and to market our company.  As a privately held company, our experience has demonstrated that our ability to raise capital is generally limited.  Following the effectiveness of this registration statement, we will become subject to the reporting obligations of the Securities Exchange Act of 1934 which will require us to file quarterly and annual reports, among other filings, with the Securities and Exchange Commission, and we hope to obtain a quotation of our common stock on the OTC Bulletin Board.  We believe that both of these actions will increase our opportunities to raise the necessary capital to continue our business in that there will be public information available on our company and our financial condition and a trading market for our common stock.  There are no assurances, however, that our assumption is correct.  We may not be successful in obtaining the quotation of our common stock on the OTC Bulletin Board and even if we are successful there are no assurances a meaningful market for our common stock will develop.  The uncertainty in the capital markets, the small size of our company and the low barriers to entry in our market make our company less attractive to prospective investors and we may never be successful in raising the needed capital.  In addition, our operating expense will increase in future periods because we will incur higher professional fees to comply with the reporting requirements of the Securities Exchange Act of 1934.  If we are unable to raise the necessary capital, we will not be able to expand our business and our ability to continue as a going concern will be in jeopardy.

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. These estimates and assumptions are affected by management's applications of accounting policies. Critical accounting policies for our company include revenue recognition and accounting for stock based compensation.

Revenue Recognition - We follow the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. In general, we record revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured. When a customer order contains multiple items such as hardware, software, and services which are delivered at varying times, we determine whether the delivered items can be considered separate units of accounting as prescribed under Emerging Issues Task Force ("EITF") Issue No. 00-21, "Revenue Arrangements with Multiple Deliverables" ("EITF 00-21"). EITF 00-21 states that delivered items should be considered separate units of accounting if delivered items have value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of undelivered items, and if delivery of undelivered items is probable and substantially in our control. The following policies reflect specific criteria for our various revenues streams:

∙	Revenue is recognized upon completion of conferencing services. We generally do not charge up-front fees and bill our customers based on usage.

∙	Revenue for video equipment sales is recognized upon delivery and installation.

∙
Revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectibility of the related receivable is probable.

Stock based compensation.  Effective January 1, 2006, we adopted the provisions of SFAS No. 123(R), "Share-Based Payment," under the modified prospective method. SFAS No. 123(R) eliminates accounting for share-based compensation transactions using the intrinsic value method prescribed under APB Opinion No. 25, "Accounting for Stock Issued to Employees," and requires instead that such transactions be accounted for using a fair-value-based method. Under the modified prospective method, we are required to recognize compensation cost for share-based payments to employees based on their grant-date fair value from the beginning of the fiscal period in which the recognition provisions are first applied. For periods prior to adoption, the financial statements are unchanged, and the pro forma disclosures previously required by SFAS No. 123, as amended by SFAS No. 148, will continue to be required under SFAS No. 123(R) to the extent those amounts differ from those in the Statement of Operations.

Use of Estimates

The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported net sales and expenses during the reporting periods. On an ongoing basis, we evaluate our estimates and assumptions. We base our estimates on historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Account receivable

We have a policy of reserving for uncollectible accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable.  We periodically review our accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt.  Account balances deemed to be uncollectible are charged to the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Inventories

Inventories, consisting of finished goods related to our products are stated at the lower of cost or market utilizing the first-in, first-out method.

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.  In accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets.

Income taxes

Income taxes are accounted for under SFAS No. 109, “Accounting for Income Taxes,” which is an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in our financial statements or tax returns. The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they related to income taxes levied by the same taxation authority and we intend to settle our current tax assets and liabilities on a net basis.

We adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes”, as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no affect on our financial statements.

Recent accounting pronouncements

On January 1, 2008, we adopted the provisions of SFAS No. 157, "Fair Value Measurements". SFAS 157 defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements. In February 2008, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position, "FSP FAS 157-2- Effective Date of FASB Statement No. 157" , which delays the effective date of SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Excluded from the scope of SFAS 157 are certain leasing transactions accounted for under SFAS No. 13, "Accounting for Leases." The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of SFAS 157. We do not expect that the adoption of the provisions of FSP 157-2 will have a material impact on our financial position, cash flows or results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities. This statement requires companies to provide enhanced disclosures about (a) how and why they use derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect a company's financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. We will adopt the new disclosure requirements on or before the required effective date and thus will provide additional disclosures in our financial statements when adopted.

In April 2008, FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets was issued. This standard amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. We do not expect that the adoption of this provision will have a material impact on our financial position, cash flows or results of operations.

In May 2008, the FASB issued FAS No. 162, The Hierarchy of Generally Accepted Accounting  Principles” which identifies the sources of accounting principles and the framework for selecting  the principles to be used in the preparation of financial statements in conformity with generally  accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. We do not expect that the adoption of this pronouncement will have a significant impact on our financial condition, results of operations and cash flows.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-and interpretation of FASB Statement No. 60”.  SFAS No. 163 clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claims liabilities. This statement also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. SFAS No. 163 has no effect on our financial position, statements of operations, or cash flows at this time.

In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities. FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the computation of earnings per share under the two-class method as described in FASB Statement of Financial Accounting Standards No. 128, “Earnings per Share.” FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and earlier adoption is prohibited. We are not required to adopt FSP EITF 03-6-1; neither do we believe that FSP EITF 03-6-1 would have a material effect on our financial position and results of operations if adopted.

In December 2008, the FASB issued FSP FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. The document increases disclosure requirements for public companies and is effective for reporting periods (interim and annual) that end after December 15, 2008. This FSP amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to require public entities to provide additional disclosures about transfers of financial assets. It also amends FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. We do not expect that the adoption of this pronouncement will have a significant impact on our financial condition, results of operations and cash flows.

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99” “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”. FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS No. 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on our consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Results of Operations

Three-Months Ended March 31, 2009 Compared to the Three-Months Ended March 31, 2008

Net Sales

Overall, our net sales for the three months ended March 31, 2009 decreased approximately 61% from the comparable periods in 2008.  The following table provides comparative data regarding the source of our net sales in each of these periods:

	Three Months Ended March 31, 2009		Three Months Ended March 31, 2008
	(unaudited)		(unaudited)
	$	% of Total	$	% of Total
Video conferencing services	34,282	100%	52,928	60%
Security services	-	-	35,478	40%
Total	34,282	100%	88,406	100%

Net sales of our videoconference services for the three months ended March 31, 2009 decreased approximately 35% as compared to the three months ended March 31, 2008.  Revenue was down substantially, on reduced videoconference product sales, leading us to seek cost reductions throughout the organization. Videoconference product revenue fell during the three months ended March 31, 2009 due to reduced orders from three customers. We believe that the current economic downturn of the economy have negatively affected our revenues. Also maintenance, service and video conference room rental income decreased to approximately 21% of our revenues for the three months ended March 31, 2009 from 31% for the comparable three months ended March 31, 2008. Additionally, during the three months ended March 31, 2009, our sales force was decreased by two employees, one of them being our former President.

Net sales of security services for the three months ended March 31, 2009 decreased approximately 100% as compared to the three months ended March 31, 2008. We believe that the current economic downturn of the economy have negatively affected our revenues in the security division. Furthermore, during the three months period ended March 31, 2009, we focus our efforts on our videoconferencing operations.

Additionally, we experienced increased competition from competitors that sell similar products. We believe that the current economic downturn of the economy has negatively affected our revenues.  In an effort to increase our sales in future periods, we need to hire additional sales staff to initiate a telemarketing campaign and we need to obtain leads from various lead sources such as lead generating telemarketing lists, email marketing campaigns and other sources. However, given our lack of working capital, we cannot assure that we will ever be able to successfully implement our current business strategy or increase our revenues in future periods. Although we recognized sales during the three months ended March 31, 2009, there can be no assurances that we will continue to recognize similar revenues in the future.

Cost of sales

Cost of sales for video conferencing services includes product and delivery costs relating to the delivery of videoconference products.  Cost of sales for security services includes product cost and installation/labor cost. Overall, cost of sales as a percentage of revenues increased approximately 45% for the three months ended March 31, 2009 from the comparable period in 2008.  The following table provides information on the cost of sales as a percentage of net sales for the three months periods ended March 31, 2009 and 2008:

	Three Months Ended March 31,
Cost of Sales as a Percentage of Net Sales	2009	2008
	(unaudited)
Video conferencing services	81%	33%
Security services	-	3%
Total	81%	36%

During the three months ended March 31, 2009, our cost of sales for our videoconferencing division as a percentage of net sales increased due to a decrease in videoconference maintenance and service income as compared to the three months ended March 31, 2008.

During the three months ended March 31, 2009, our cost of sales for our security division as a percentage of net sales decreased due to a decrease in revenue as compared to the three months ended March 31, 2008.

Total operating expenses for the three months ended March 31, 2009 were $126,644, a decrease of $46,119, or approximately 27%, from total operating expenses for the comparable the three months ended March 31, 2008 of $172,763. This decrease is primarily attributable to:

•           a decrease of $7,000, or 100%, in bad debt expenses due to the decrease in write-off of our accounts receivable during the three months ended March 31, 2009;

•           a decrease of $20,767, or approximately 94% in professional fees, the decrease is primarily related to a decrease in accounting and auditing fees;

•           a decrease of $4,343 or approximately 6%, in compensation expense which is primarily attributable to a decrease in commission expenses during the three months ended March 31, 2009 as a result of decreased net sales as compared to the 2008 period.

•           a decrease of $14,343, or approximately 28%, in other selling, general and administrative expenses as  summarized below:

	March 31, 2009	March 31, 2008

Advertising and promotion	$421	$501
Auto expense	1,313	3,466
Health insurance	5,557	5,755
Telephone and communications	8,219	18,146
Travel and entertainment	3,257	4,219
Other	18,468	19,491
	$37,235	$51,578

The decrease in other selling, general and administrative expenses is primarily attributtable to the following changes in these expenses from the three months ended March 31, 2009 as compared to the three months ended March 31, 2008:

1)	Advertising expense slightly decreased by $80 or 16% due to lack of working capital which has forced us to curtail our advertising efforts.
2)	Auto expenses decreased by $2,153 or 62% as a result of decreased car allowances to sales staff due to cost cutting measures.
3)	Health insurance expense slightly decreased by $198 or 3%.
4)	Telephone and communications expenses decreased by $9,927 or 55% due to cost cutting measures.
5)	Travel and entertainment expenses decreased by $962 or 23% due to decreased sales-related travel.
6)	Other selling, general and administrative expenses, which includes postage, general insurance, and office supplies, utilities and expenses decreased by $1,023 or 5% due to cost cutting measures.

We presently anticipate that operating expenses for the remainder of fiscal 2009 will increase as a result of becoming a public company, subject to our ability to generate operating capital.

Loss from operations

We reported a loss from operations of $120,118 for the three months ended March 31, 2009 as compared to a loss from operations of $116,181 for the three months ended March 31, 2008, an increase of $3,937 or 3%.

Other Income (Expenses)

Total other income increased to $35,459 for the three months ended March 31, 2009 as compared to other income of $30,672 for the three months ended March 31, 2008. Included in this net increase of $4,787 is primarily attributable to:

•           $38,345 and $8,124 of other income for the three months ended March 31, 2009  and 2008, respectively, was attributable to the reduction of accounts payable over four years old that management has deemed forgiven;

•           $23,718 of other income for March 31, 2008 was attributable to a one time gain from a settlement of debt from a certain vendor;

•           An increase of $1,716 in interest expense for the three months ended March 31, 2009 as compared to the three months ended March 31, 2008 which reflects interest incurred in borrowings under the 3% and 8% notes payable issued during fiscal year 2008.

Net loss

We reported a net loss of $84,659 for the three months ended March 31, 2009 as compared to a net loss of $85,509 for the three months ended March 31, 2008.

Year Ended December 31, 2008 Compared to the Year Ended December 31, 2007

Net Sales

           Overall, our net sales for 2008 decreased approximately 36% from 2007.  The following table provides comparative data regarding the source of our net sales in each of these periods:

	Year Ended December 31, 2008		Year Ended December 31, 2007
	$	% of Total	$	% of Total
Video conferencing services	197,955	78%	337,662	86%
Security services	55,806	22%	56,722	14%
Total	253,761	100%	394,384	100%

Net sales from video conferencing services decreased approximately 41% in 2008 from 2007.  This decrease was attributable to the fact that during the 2007 period, we recorded revenues from sale of products to 9 major customers that accounted for approximately $174,000 or 44% of our revenues for the period and we only have comparable product sales to those 9 major customers during the year ended December 31, 2008 amounting to approximately $18,000. Videoconference product revenue decreased during the three months ended March 31, 2009 due to reduced orders from these customers. Additionally, maintenance, service income and video conference room rental income decreased to approximately 24% of our revenues for fiscal 2008 from 35% for the comparable fiscal 2007

Net sales from security services for fiscal, 2008 slightly decreased by approximately 2% as compared to fiscal, 2007.

Cost of sales

Overall, cost of sales decreased approximately 27% in 2008 from 2007.  The following table provides information on the cost of sales as a percentage of net sales for each of our revenue sources in 2008 and 2007:

	Year Ended December 31,
Cost of Sales as a Percentage of Net Sales	2008	2007
Video conferencing services	32%	25%
Security services	2%	5%
Total	34%	30%

During fiscal 2008, our cost of sales as a percentage of net sales increased which primarily attributable to a decrease in maintenance and service income as compared to fiscal year 2007.

Total operating expenses for fiscal 2008 were $694,799, a decrease of $59,013, or approximately 9%, from total operating expenses for the comparable fiscal 2007 of $635,786. This decrease is primarily attributable to:

•           an increase of $1,840, or approximately 54%, in depreciation resulting from the leasehold improvements made in our lease office space in Boca Raton, Florida during fiscal 2007;

•           a decrease of $27,586, or 58%, in bad debt expenses due to the decrease in write-off of our accounts receivable during fiscal 2008;

•           an increase of $93,578, or approximately 568% in professional fees, the increase is primarily related to an increase in accounting, auditing fees and legal fees. Additionally, during fiscal 2008, we issued 100,000 shares for legal services rendered valued at $50,000.

•           an increase of $16,972, or approximately 42%, in rent expense reflecting a one time credit of approximately $21,000 from the lessor due to leasehold improvements that we made in our lease office space offset by an increase in common area maintenance expense in fiscal 2008 .

•           a decrease of $11,485, or approximately 3%, in compensation expense which is primarily attributable to a decrease in commission expenses during fiscal 2008 as a result of decreased net sales as compared to the 2007 period.

•           a decrease of $14,306, or approximately 8%, in other selling, general and administrative expenses as  summarized below:

	2008	2007
Auto expense	$10,746	$12,696
Bank service charges	7,308	8,255
Health insurance	24,103	28,796
Telephone and communications	55,498	37,349
Travel and entertainment	10,299	22,112
Other	61,420	74,472
	$169,374	$183,680

The decrease in other selling, general and administrative expenses is primarily attributtable to the following changes in these expenses from fiscal 2008 as compared to fiscal 2007:

1)	Auto expenses decreased by $1,950 or 15% as a result of decreased car allowances to sales staff due to cost cutting measures.
2)	Bank service charge decreased by $947 or 11% as a result of decreased in cash balance.
3)	Health insurance expense decreased by $4,693 or 16% as a result of decrease in employees.
4)	Telephone and communications expenses increased by $18,149 or 49% due to increase usage of internet access of our subsidiary Ralston Communications, Inc. .
5)	Travel and entertainment expenses decreased by $11,813 or 53% due to decreased sales-related travel.
6)	Other selling, general and administrative expenses, which includes postage, general insurance, and office supplies, utilities and expenses decreased by $13,052 or 18% due to cost cutting measures.

Loss from operations

We reported a loss from operations of $527,835 for fiscal 2008 as compared to a loss from operations of $360,993 for fiscal 2007, an increase of $166,842 or 46%.

Other Income (Expenses)

Total other income decreased to $747 for fiscal 2008 as compared to other expense of $3,180 for fiscal 2007. Included in this net increase of $3,927 is primarily attributable to:

•	$9,133 of other income for fiscal 2008 was attributable to the reduction of accounts payable over four years old that management has deemed forgiven;
•	An increase of $5,206 in interest expense for fiscal 2008 as compared to fiscal 2007 which reflects interest incurred in borrowings under the 3% and 8% notes payable issued during fiscal 2008.

Net loss

We reported a net loss of $527,088 for fiscal 2008 as compared to a net loss of $364,173 for fiscal 2007.

Liquidity and Capital Resources

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. At March 31, 2009, we had a cash balance of $17,860. Our working capital deficit increased to $985,225 at March 31, 2009 from a working capital deficit of $901,554 at December 31, 2008.

We reported a net increase in cash for the three months ended March 31, 2009 of $17,860. While we currently have no material commitments for capital expenditures, at March 31, 2009 we owed $62,000 under various notes payable.  During fiscal 2008, the holders of $181,000 of notes have converted those notes into an aggregate of 370,032 shares of our common stock and we have raised an additional $15,000 through the sale of our securities. Subsequent to December 31, 2008, we have borrowed an aggregate of $25,000 from our Chief Executive Officer. We do not presently have any external sources of working capital.

At March 31, 2009 we owed Mr. and Mrs. Michele Ralston, executive officers and directors of our company, and an affiliated company owned by Mr.  Ralston, $105,904 for amounts they have advanced to us for working capital.  Of this amount, $30,260 which is owed to an affiliated company owned by Mr. Roger Ralston is short-term and non-interest bearing, $20,000 is owned to Mr. Ralston which bears interest at 12% and is due in September 2009 and the remaining $55,644, which includes accrued interest of $3,297, is due Mrs. Michele Ralston under a note bearing interest at 3% per annum and due in July 2010.

Accrued liabilities as of March 31, 2009 consist of the following:

•	Accrued salaries to our officers and certain employees amounting to $522,453
•	Accrued commissions to certain employees amounting to $60,590
•	Accrued payroll taxes of $33,842
•	Sales tax payable of $20,455
•	Accrued expenses of $12,793

Our net sales are not sufficient to fund our operating expenses.  We will need to raise significant additional capital to fund our operating expenses, pay our obligations, and grow our company. We do not presently have any firm commitments for any additional capital and our financial condition as well as the uncertainty in the capital markets may make our ability to secure this capital difficult. There are no assurances that we will be able to continue our business, and we may be forced to cease operations in which event investors could lose their entire investment in our company.

Operating activities

Net cash flows used in operating activities for the three months ended March 31, 2009 amounted to $30,767 and was primarily attributable to our net losses of $84,659, offset by depreciation of $1,327, and total changes in assets and liabilities of $52,565. Net cash flows used in operating activities for the three months ended March 31, 2008 amounted to $67,399 and was primarily attributable to our net losses of $85,509, offset by depreciation of $1,313, bad debts of $7,000, and total changes in assets and liabilities of $9,797.

Net cash flows used in operating activities was $138,515 for 2008 as compared to $129,629 in 2007.  In 2008 we used cash to fund our operating loss of $527,088, offset by depreciation of $5,252, stock based compensation of $50,000, bad debts of $19,749 and total changes in assets and liabilities of $313,572.  In 2007 we used cash to fund our operating loss of $364,173, offset by depreciation of $3,412, bad debts of $47,335 and total changes in assets and liabilities of $183,797.

Investing activities

 Net cash used in investing activities was $232 in 2008 and represented the purchase of an equipment as compared to net cash provided by investing activities of $24,754 in 2007 which represented leasehold improvement cost of our Boca Raton office.

Financing activities

Net cash flows provided by financing activities was $48,627 for the three months ended March 31, 2009. We received net proceeds from advances from related parties of $50,202 and bank overdraft of ($1,575). Net cash flows provided by financing activities was $46,973 for the three months ended March 31, 2008. We received net proceeds from notes payable and advances from related parties of $25,000 and $700, respectively, offset by repayments on related party advances of $320 and bank overdraft of $21,593.

Net cash flows provided by financing activities were $115,693 for 2008 as compared to $177,295 for 2007.  In the 2008 period we raised cash through the issuance of notes payable of $110,500, proceeds from sale of common stock of $15,000 and repayments to related parties of $9,316.  In the 2007 period we raised cash through the issuance of notes payable of $132,500 and advances from related parties net of repayments of $49,325.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

We have certain fixed contractual obligations and commitments that include future estimated payments. Changes in our business needs, cancellation provisions, changing interest rates, and other factors may result in actual payments differing from the estimates. We cannot provide certainty regarding the timing and amounts of payments. We have presented below a summary of the most significant assumptions used in our determination of amounts presented in the tables, in order to assist in the review of this information within the context of our consolidated financial position, results of operations, and cash flows.

The following tables summarize our contractual obligations as of December 31, 2008, and the effect these obligations are expected to have on our liquidity and cash flows in future periods.

	Payments Due by Period
	Total	Less than 1 year	1-3 Years	4-5 Years	5 Years +
Contractual Obligations :
Long term loans- unrelated party	$45,000	—	45,000	—	—
Long term loans- related party	$55,251	—	55,251	—	—
Short term loans- unrelated party	$17,000	—	17,000	—	—
Operating Leases	$122,640	—	104,229	18,411	—
Purchase Obligations	$—	—	—	—	—
Total Contractual Obligations:	$239,891	—	221,480	18,411	—

Off-balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity.

Quantative and Qualitative Disclosures About Market Risk

This information is not required to be provided by a smaller reporting company.

Item 3.               Properties.

We currently lease approximately 2,000 square feet (including common area allocation) of general office space in Boca Raton, Florida from an unrelated third party which serves as our principal executive office at an annual base rent of approximately $32,000. The lease expires in July 2012.

Item 4.               Security Ownership of Certain Beneficial Owners and Management.

At July 22, 2009 we had 4,745,032 shares of our common stock issued and outstanding.  The following table sets forth information regarding the beneficial ownership of our common stock as of July 22, 2009 by:

                •           each person known by us to be the beneficial owner of more than 5% of our common stock;
•           each of our directors;
•           each of our named executive officers; and
•           our named executive officers, directors and director nominees as a group.

Unless otherwise indicated, the business address of each person listed is in care of 7700 West Camino Real, Suite 403, Boca Raton, FL 33433.  The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class
Roger Ralston (1)	4,150,000	87.5%
Scott Burns	10,000	*
Michele Ralston	25,000	*
All officers and directors as a group (three persons)	4,185,000	88.2%

*             represents less than 1%

(1)           Mr. Ralston has pledged 500,000 shares of our common stock owned by him to a third party to secure a debt obligation to such party.

Item 5.               Directors and Executive Officers.

Executive Officers and Directors

Set forth below is information concerning our executive officers and directors:

Name	Age	Position
Roger Ralston	40	Chief Executive Officer and Chairman of the Board of Directors
Scott Burns	47	President and Director
Michele Ralston	39	Acting Chief Financial Officer, Secretary, Treasurer and Director

Roger Ralston has served as our Chairman and Chief Executive Officer since our inception in October 2006.  He has also served as Chief Executive Officer of DirectView Video since March 2003, Chief Executive Officer of DirectView Security since July 2007 and Chief Executive Officer of Ralston Communications since December 2002.  Mr. Ralston is the spouse of Michele Ralston.

Scott Burns has served as our President and a member of our Board of Directors since March 2009.  Mr. Burns served as President of SMS, a software company, from January 2005 to January 2009. He became VP of sales of APEX technologies, an application security company, from February 2003 to January 2005. He graduated at University of Minnesota in 1982.

Michele Ralston has served as our Acting Chief Financial Officer, Secretary and Treasurer and a member of our Board of Directors since inception in October 2006.  From May 2003 until October 2006 she served as our Chairman of the Board, Secretary and Treasurer of DirectView, Inc., a predecessor company.  Ms. Ralston is the spouse of Mr. Ralston.

There are no family relationships between any of the executive officers and directors, except as set forth above.  Each director is elected at our annual meeting of stockholders and holds office until the next annual meeting of stockholders, or until his successor is elected and qualified.

Item 6.               Executive Compensation.

Summary Compensation Table

The following table summarizes all compensation recorded by us in each of the last two completed fiscal years for our principal executive officer, each other executive officer serving as such whose annual compensation exceeded $100,000 and up to two additional individuals for whom disclosure would have been made in this table but for the fact that the individual was not serving as an executive officer of our company at December 31, 2008.

SUMMARY COMPENSATION TABLE
Name and principal position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compen-sation ($) (g)	Non-qualified Deferred Compen-sation Earnings ($) (h)	All Other Compen-sation ($) (i)	Total ($) (j)
Roger Ralston (1)	2008	100,000	-	-	-	-	-	9,342	$109,342
	2007	100,000	-	-	-	-	-	5,004	$105,004

(1)           All other compensation includes $9,342 and $5,004 in automobile expense for 2008 and 2007, respectively.

How Mr. Ralston’s compensation is determined

Mr. Ralston, who has served as our CEO since October 2006, is not a party to an employment agreement with our company.  His compensation is arbitrarily determined by our Board of Directors of which he is a member.  The Board of Directors did not consult with any experts or other third parties in fixing the amount of Mr. Ralston’s compensation.  During fiscal 2008 Mr. Ralston’s compensation package included a base salary of $100,000 and company provided for automobile expense and health care benefits. The amount of compensation payable to Mr. Ralston can be increased at any time upon the determination of the Board of Directors.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2008:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
OPTION AWARDS						STOCK AWARDS
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#) (i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#) (j)
Roger Ralston	0	0	0	0	0	0	0	0	0

Director Compensation

We have not established standard compensation arrangements for our directors and the compensation, if any, payable to each individual for their service on our Board will be determined from time to time by our Board of Directors based upon the amount of time expended by each of the directors on our behalf.  No member of our Board of Directors received compensation for their services for the fiscal year ended December 31, 2008.

Item 7.               Certain Relationships and Related Party Transactions

During 2007 and 2006, Mrs. Ralston, an executive officer and director of our company, loaned us $39,436 and $14,400, for working capital purposes. We used the funds to pay salaries. On July 1, 2007 we issued Mrs. Ralston an unsecured promissory note in the principal amount of $53,827.  This loan carries 3% interest per annum and matures in July 2010.  At March 31, 2009 we owed Mrs. Ralston $55,644, including $3,297 of accrued interest.

In March 2009 we borrowed $20,000 from Mr. Ralston for working capital.  This loan, which is due in September 2009 bears interest at 12% per annum.  Subsequently, in May 2009 we borrowed an additional $5,000 from Mr. Ralston.  This loan, which is due in November 2009 bears interest at 12% per annum.

From time to time, an affiliated company, owned by the Chief Executive Officer, Mr. Ralston provided advances to us for operating expenses in the aggregate amount of approximately $52,000. These advances are short-term in nature and non-interest bearing.  At March 31, 2009 we owed such related party $30,260.

In July 2009, we cancelled 20,717,500 shares of common stock previously issued to Mr. Roger Ralston, our  Chief Executive Officer, as founder shares. In connection with the return of the 20,717,500 shares of common stock, we valued the cancelled shares at par value of $0.0001 per share and recorded it against paid in capital.

Director Independence

None of the members of our Board of Directors are "independent" within the meaning of FINRA Marketplace Rule 4200.

Item 8.               Legal Proceedings

We are not a party to any pending or threatened litigation.

Item 9.               Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters.

There is currently no public market for our common stock and we do not know if a market will ever develop.  As of July 22, 2009, there were 37 record owners of our common stock.

Dividend Policy

We have never paid cash dividends on our common stock.  Under Delaware law, we may declare and pay dividends on our capital stock either out of our surplus, as defined in the relevant Delaware statutes, or if there is no such surplus, out of our net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year.  If, however, the capital of our company, computed in accordance with the relevant Delaware statutes, has been diminished by depreciation in the value of our property, or by losses, or otherwise, to an amount less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, we are prohibited from declaring and paying out of such net profits and dividends upon any shares of our capital stock until the deficiency in the amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets shall have been repaired.

Securities Authorized for Issuance under Equity Compensation Plans

We have not adopted any stock option, incentive option or similar plans and, accordingly, do not have any options or other such rights outstanding.

Item 10.             Recent Sales of Unregistered Securities.

Following are all issuances of securities by us during the past three years which were not registered under the Securities Act of 1933.  In each of these issuances the recipient represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws.  No general solicitation or advertising was used in connection with any transaction, and the certificate evidencing the securities that were issued contained a legend restricting their transferability absent registration under the Securities Act of 1933 or the availability of an applicable exemption therefrom.  Unless specifically set forth below, no underwriter participated in the transaction and no commissions were paid in connection with the transactions.

In October 2006 we issued 25,000,000 shares of our common stock valued at $0.0001 per share to Mr. Roger Ralston, an accredited investor and the founder of our company, in a transaction exempt from registration under the Securities Act of 1933 in reliance on an exemption provided by Section 4(2) of that act.

Between January 2007 and January 2008 we issued and sold $157,500 principal amount 3% promissory notes to six accredited investors in private transactions exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.
Between April 2008 and July 2008 we issued and sold $85,500 principal amount 8% senior secured promissory notes to 22 investors in private transactions exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Regulation D and Section 4(2) of that act.  The purchasers were accredited or sophisticated investors who had such knowledge and experience in business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities. The purchasers had access to business and financial information concerning our company.

In July 2008 we issued an aggregate of 370,032 shares of our common stock valued to 25 recipients upon the conversion of $112,500 principal amount under the 3% notes, $68,500 principal amounts under the 8% notes and $4,014 of accrued interest totaling $185,014 in the aggregate due under both the 3% promissory notes and the 8% senior secured promissory notes.  The recipients were accredited or sophisticated investors who had such knowledge and experience in business matters that they were capable of evaluating the merits and risks of the prospective investment in our securities. The recipients had access to business and financial information concerning our company.

In August 2008 we issued and sold an aggregate of 30,000 shares of our common stock for  gross proceeds of $15,000 to three accredited investors in private transactions exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.

In April 2009 we issued 50,000 shares of our common stock valued at $25,000 to an accredited investor for accounting services rendered in a private transaction exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.

In May 2009 we issued 12,500 shares of our common stock valued at $6,250 to an accredited investor for business and general advisory services rendered in private transactions exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.  Each of the purchasers was an accredited investor.

Between March 2009 and May 2009 we issued and sold $25,000 principal amount 12% promissory notes to two accredited investors in private transactions exempt from registration under the Securities Act of 1933 in reliance on exemptions provided by Section 4(2) of that act.

Item 11.             Description of Registrant’s Securities to be Registered.

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value per share, and 5,000,000 shares of preferred stock, par value $0.0001 per share. As of July 22, 2009, there were 4,745,032 shares of common stock and no shares of preferred stock issued and outstanding.  This registration statement registers our common stock under Section 12(g) of the Securities Act of 1933.

Holders of common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share in all dividends that the Board of Directors, in its discretion, declares from legally available funds. In the event of our liquidation, dissolution or winding up, subject to the preferences of any shares of preferred stock which may then be authorized and outstanding, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption provisions for the common stock. The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued. All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

Item 12.             Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney's fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being a director or officer of our company if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions. Our Certificate of Incorporation contains provisions relating to the indemnification of director and officers and our By-Laws extend such indemnities to the full extent permitted by Delaware law. We may also purchase and maintain insurance for the benefit of any director or officer, which may cover claims for which we could not indemnify such persons.

Item 13.             Financial Statements and Supplementary Data.

The financial statements required to be furnished as part of this registration statement are included herein beginning on page F-1.

Item 14.             Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.             Financial Statements and Exhibits.

(a)           Financial Statements.

(b)           Exhibits.

Exhibit Number	Description
3.1	Articles of Incorporation as filed with the State of Delaware*
3.2	Amended Articles of Incorporation as filed with the Secretary of Delaware*
3.3	Bylaws of the company*
4.1	Form of common stock certificate *
4.2	Promissory note in the principal amount of $53,837 to Michele Ralston due July 1, 2010*
4.3	Promissory note in the principal amount of $20,000 to Roger Ralston due September 30, 2009*
4.4	Promissory note in the principal amount of $5,000 to Roger Ralston due November 6, 2009*
10.1	Subsidiary Stock Purchase Agreement dated August 31, 2006 between DirectView, Inc. and DirectView Holdings, Inc. *
10.2	Lease for principal executive offices *
14.1	Code of Ethics*
21.1	Subsidiaries of the registrant *
23.1	Consent of Independent Auditor *

*Filed herein

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

DirectView Holdings, Inc.

Date: July 27, 2009	By:	/s/ Roger Ralston
Roger Ralston Chairman, Chief Executive Officer

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007
Audited

CONTENTS

Report of Independent Registered Public Accounting Firm	F-2

Consolidated Financial Statements:

Consolidated Balance Sheets at December 31, 2008 and 2007	F-3

Consolidated Statements of Operations –
For the Years Ended December 31, 2008 and 2007	F-4

Consolidated Statements of Changes in Stockholders’ Deficit –
For the Years Ended December 31, 2008 and 2007	F-5

Consolidated Statements of Cash Flows –
For the Years Ended December 31, 2008 and 2007	F-6

Notes to Consolidated Financial Statements	F-7 to F-17

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
DirectView Holdings, Inc.
Boca Raton, Florida

We have audited the accompanying consolidated balance sheets of DirectView Holdings, Inc. and Subsidiaries as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Auditing Standards Board (United States) and in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting.  Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.  An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DirectView Holdings Inc. and Subsidiaries as of December 31, 2008 and 2007, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 2 to the consolidated financial statements, the Company has suffered losses from operations, has a stockholder’s deficit and has a negative working capital all of which raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans in regards to these matters are also described in Note 2.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
July 10, 2009

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
ASSETS

CURRENT ASSETS:
Cash	$-	$23,054
Accounts Receivable - Net	34,835	33,953
Other Current Assets	23,344	15,579

Total Current Assets	58,179	72,586

PROPERTY AND EQUIPMENT - Net	18,275	23,295
OTHER ASSETS	8,901	8,801

Total Assets	$85,355	$104,682

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Bank Overdraft	$1,575	$2,066
Note Payable	17,000	-
Accounts Payable	323,933	221,857
Accrued Expenses	607,441	338,136
Deferred Revenue	9,333	14,635
Customer Deposit	-	26,100
Due to Related Parties	451	9,682

Total Current Liabilities	959,733	612,476

LONG-TERM LIABILITIES:
Note Payable	45,000	132,500
Deferred Revenue	2,152	4,077
Due to Related Parties	55,251	55,336

Total Liabilities	1,062,136	804,389

STOCKHOLDERS' DEFICIT:
Preferred Stock ($0.0001 Par Value; 5,000,000 Shares Authorized;
None Issued and Outstanding)	-	-
Common Stock ($0.0001 Par Value; 100,000,000 Shares Authorized;
25,500,032 and 25,000,000 Issued and Outstanding, respectively)	2,550	2,500
Additional Paid-in Capital	10,797,802	10,547,838
Accumulated Deficit	(11,777,133)	(11,250,045)

Total Stockholders' Deficit	(976,781)	(699,707)

Total Liabilities and Stockholders' Deficit	$85,355	$104,682

See accompanying notes to consolidated financial statements.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended
	December 31,
	2008	2007

NET SALES	$253,761	$394,384

COST OF SALES	86,797	119,591

GROSS PROFIT	166,964	274,793

OPERATING EXPENSES:
Depreciation	5,252	3,412
Bad Debt Expenses	19,749	47,335
Professional Fees	110,042	16,464
Rent	57,318	40,346
Compensation and Related Taxes	333,064	344,549
Other Selling, General and Administrative	169,374	183,680

Total Operating Expenses	694,799	635,786

LOSS FROM OPERATIONS	(527,835)	(360,993)

OTHER INCOME (EXPENSES):
Other Income	9,133	-
Interest Expense	(8,386)	(3,180)

Total Other (Expense) Income	747	(3,180)

NET LOSS	$(527,088)	$(364,173)

NET LOSS PER COMMON SHARE:
Basic and Diluted	$(0.02)	$(0.01)

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING - Basic and Diluted	25,219,906	25,000,000

See accompanying notes to consolidated financial statements.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' DEFICIT
For the Years Ended December 31, 2008 and 2007

	Common Stock				Total
	$0.0001 Par Value		Additional	Accumulated	Stockholders'
	Shares	Amount	Paid-in Capital	Deficit	Deficit

Balance at December 31, 2006	25,000,000	$2,500	$10,547,838	$(10,885,872)	$(335,534)

Net loss for the year	-	-	-	(364,173)	(364,173)

Balance at December 31, 2007	25,000,000	2,500	10,547,838	(11,250,045)	(699,707)

Issuance of Common Stock for Cash	30,000	3	14,997	-	15,000

Issuance of Common Stock for Services	100,000	10	49,990	-	50,000

Issuance of Common Stock for Notes Payable and Accrued Interest	370,032	37	184,977	-	185,014

Net loss for the year	-	-	-	(527,088)	(527,088)

Balance at December 31, 2008	25,500,032	$2,550	$10,797,802	$(11,777,133)	$(976,781)

See accompanying notes to consolidated financial statements.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended
	December 31,
	2008	2007

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(527,088)	$(364,173)
Adjustments to Reconcile Net Loss to Net Cash Flows
Used in Operating Activities:
Depreciation	5,252	3,412
Common stock issued for services	50,000	-
Bad debt expenses	19,749	47,335
(Increase) Decrease in:
Accounts receivable	(20,631)	(79,140)
Inventory	-	1,621
Other current assets	(7,765)	(10,940)
Other assets	(100)	-

Increase (Decrease) in:
Accounts payable	102,076	36,475
Accrued expenses	273,319	224,235
Customer deposits	(26,100)	26,100
Deferred revenue	(7,227)	(14,554)

Net Cash Flows Used in Operating Activities	(138,515)	(129,629)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(232)	(24,754)

Net Cash Flows Used in Investing Activities	(232)	(24,754)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	(491)	(4,530)
Proceeds from notes payable	110,500	132,500
Proceeds from sale of common stock	15,000	-
Repayments of related party advances	(9,316)	(3,614)
Proceeds from related party advances	-	52,939

Net Cash Flows Provided by Financing Activities	115,693	177,295

Net Increase (Decrease) in Cash	(23,054)	22,912

Cash - Beginning of Year	23,054	142

Cash - End of Year	$-	$23,054

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for:
Interest	$-	$-
Income Taxes	$-	$-

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of Common Stock for Notes Payable and Accrued Interest	$185,014	$-

See accompanying notes to consolidated financial statements.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

DirectView Holdings, Inc., (the “Company”), was incorporated in the State of Delaware on October 2, 2006. On October 9, 2006, the Company entered into a Subsidiary Stock Purchase Agreement with GS Carbon Trading Inc. (“GS”) formerly DirectView, Inc., a publicly held company.  GS sold its subsidiaries to the Company in return for the assumption by the Company of a portion of GS’ liabilities and all trade credit and other liabilities incidental to these subsidiaries' operations.

For financial reporting purposes, the assets, liabilities, historical earnings (deficits), and additional paid-in capital of the acquired subsidiaries are reflected in the Company’s financial statements.

The Company has the following four wholly-owned subsidiaries: DirectView Video Technologies Inc., DirectView Security Systems Inc., Ralston Communication Services Inc., and Meeting Technologies Inc.

The Company is a full-service provider of teleconferencing services to businesses and organizations. The Company's conferencing services enable its clients to cost-effectively conduct remote meetings by linking participants in geographically dispersed locations. The Company's primary focus is to provide high value-added conferencing services to organizations such as professional service firms, investment banks, high tech companies, law firms, investor relations firms, and other domestic and multinational companies.

Basis of presentation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").  The consolidated financial statements of the Company include the Company and its wholly-owned subsidiaries.  All material intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the periods then ended.  Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the allowance for doubtful accounts, and the useful life of property and equipment.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company places its cash with a high credit quality financial institution. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. For the year ended December 31, 2008 and 2007, the Company has not reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable, accrued expenses, notes payable and due to related parties approximate their estimated fair market value based on the short-term maturity of these instruments. The carrying amount of the notes approximates the estimated fair value for these financial instruments as management believes that such notes constitute substantially all of the Company's debt and the interest payable on the notes approximates the Company's incremental borrowing rate.

Accounts Receivable

The Company has a policy of reserving for questionable accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable.  The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt.  Account balances deemed to be uncollectible are charged to the bad debt expense after all means of collection have been exhausted and the potential for recovery is considered remote.  At December 31, 2008 and 2007, management determined that an allowance is necessary which amounted to $51,494 and $48,791, respectively.

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.  In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets.

Advertising

Advertising is expensed as incurred. Advertising expenses for the years ended December 31, 2008 and 2007 totaled approximately $1,811 and $0, respectively.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Shipping costs

Shipping costs are included in other selling, general and administrative expenses and amounted to $1,372 and $3,066 for the years ended December 31, 2008 and 2007, respectively.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges during the year ended December 31, 2008 or 2007.

Income Taxes

Under the asset and liability method of FASB Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance, when in the Company's opinion it is likely that some portion or the entire deferred tax asset will not be realized.

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.  When a customer order contains multiple items such as hardware, software, and services which are delivered at varying times, the Company determines whether the delivered items can be considered separate units of accounting as prescribed under Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). EITF 00-21 states that delivered items should be considered separate units of accounting if delivered items have value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of undelivered items, and if delivery of undelivered items is probable and substantially in the Company’s control.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue is recognized upon completion of conferencing services. The Company generally does not charge up-front fees and bills its customers based on usage.

Revenue for video equipment sales is recognized upon delivery and installation.

Revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectibility of the related receivable is probable.

Stock Based Compensation

The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R establishes the financial accounting and reporting standards for stock-based compensation plans. As required by SFAS No. 123R, the Company recognizes the cost resulting from all stock-based payment transactions including shares issued under its stock option plans in the consolidated financial statements. For the years ended December 31, 2008 and 2007, the Company did not grant any stock options.

Non-Employee Stock-Based Compensation

The cost of stock based compensation awards issued to non-employees for services are recorded at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in Emerging Issues Task Force Issue (“EITF”) 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”).

Concentrations of Credit Risk and Major Customers

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions. Almost all of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements

On January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements. In February 2008, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position, "FSP FAS 157-2--Effective Date of FASB Statement No. 157" ("FSP 157-2"), which delays the effective date of SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Excluded from the scope of SFAS 157 are certain leasing transactions accounted for under SFAS No. 13, "Accounting for Leases." The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of SFAS 157. The Company does not expect that the adoption of the provisions of FSP 157-2 will have a material impact on its financial position, cash flows or results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities ("SFAS 161"). This statement requires companies to provide enhanced disclosures about (a) how and why they use derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect a company's financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company will adopt the new disclosure requirements on or before the required effective date and thus will provide additional disclosures in its financial statements when adopted.

In April 2008, FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (FSP 142-3) was issued. This standard amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company  does not expect that the adoption of this provision  will have a material impact on its financial position, cash flows or results of operations.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In May 2008, the FASB issued FAS No. 162, The Hierarchy of Generally Accepted Accounting Principles” which identifies the sources of accounting principles and the framework for selecting  the principles to be used in the preparation of financial statements in conformity with generally  accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The Company does not expect that the adoption of this pronouncement will have a significant impact on its financial condition, results of operations and cash flows.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-and interpretation of FASB Statement No. 60”.  SFAS No. 163 clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claims liabilities. This statement also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. SFAS No. 163 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the computation of earnings per share under the two-class method as described in FASB Statement of Financial Accounting Standards No. 128, “Earnings per Share.” FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and earlier adoption is prohibited. We are not required to adopt FSP EITF 03-6-1; neither do we believe that FSP EITF 03-6-1 would have a material effect on our financial position and results of operations if adopted.

In December 2008, the FASB issued FASB Staff Position (FSP) FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. The document increases disclosure requirements for public companies and is effective for reporting periods (interim and annual) that end after December 15, 2008. This FSP amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to require public entities to provide additional disclosures about transfers of financial assets. It also amends FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. The Company does not expect that the adoption of this pronouncement will have a significant impact on its financial condition, results of operations and cash flows.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99 “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”. FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS No. 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on our consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 2 – GOING CONCERN CONSIDERATIONS

The accompanying consolidated financial statements are prepared assuming the Company will continue as a going concern.  At December 31, 2008, the Company had an accumulated deficit of $11,777,133, and a working capital deficiency of $901,554. Additionally, for the year ended December 31, 2008, the Company incurred net losses of $527,088, and had negative cash flows from operations in the amount of $138,515. The ability of the Company to continue as a going concern is dependent upon increasing sales and obtaining additional capital and financing.  During the year ended December 31, 2008, the Company borrowed $110,500 and received proceeds from sale of common stock of $15,000 for working capital purposes.  Management intends to attempt to raise additional funds by way of a public or private offering.  While the Company believes in the viability of its strategy to increase sales volume and in its ability to raise additional funds, there can be no assurances to that effect. The Company's limited financial resources have prevented the Company from aggressively advertising its products and services to achieve consumer recognition.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Estimated life	December 31, 2008	December 31, 2007
Furniture and fixtures	3 years	$2,771	$2,771
Leasehold improvements	5 years	24,986	24,754
		27,757	27,525
Less: Accumulated depreciation		(9,482)	(4,230))
		$18,275	$23,295

For the years ended December 31, 2008 and 2007, depreciation expense amounted to $5,252 and $3,412, respectively.

NOTE 4 – NOTE PAYABLE – SHORT TERM

During the year ended December 31, 2008, the Company issued senior secured promissory notes aggregating $85,500. These notes are payable either in cash or security equivalent at the option of the Company. The notes payable bear 8% interest per annum and shall be payable on April 1, 2009. The principal and accrued interest is convertible at the option of the note holder into shares of our common stock at a conversion price of $0.50 per share. During fiscal 2008, the Company issued 139,562 shares in connection with the conversion of principal amount of $68,500 and accrued interest of $1,280. The fair value of such shares issued amounted to approximately $69,780 or $0.50 per share. As of December 31, 2008, note payable – short term amounted to $17,000.

Accrued interest on the 8% notes payable amounted to approximately $571 as of December 31, 2008 and is included in accrued expenses.

NOTE 5 – NOTE PAYABLE – LONG TERM

During the year ended December 31, 2008 and 2007, the Company issued unsecured notes payable aggregating $25,000 and $132,500, respectively. These notes are payable either in cash or security equivalent at the option of the Company. The notes payable bear 3% interest per annum and mature three years from the date of issuance. The Company may prepay these notes in cash or equivalent securities at any time without penalty. During fiscal 2008, the Company issued 230,470 shares in connection with the conversion of principal amount of $112,500 and accrued interest of $2,735. The fair value of such shares issued amounted to approximately $115,235 or $0.50 per share. As of December 31, 2008, note payable – long term amounted to $45,000.

Accrued interest on the 3% notes payable amounted to approximately $2,440 and $1,887 as of December 31, 2008 and 2007, respectively and is included in accrued expenses.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 6 - RELATED PARTY TRANSACTIONS

Due to Related Parties

During 2007 and 2006, the Company’s principal officer loaned $39,436 and $14,400, respectively to the Company for working capital purposes..This debt carries 3% interest per annum and matures three years from the date of the loan. The amount due to such related party at December 31, 2008 was $55,251 including accrued interest of $2,904 and at December 31, 2007 amount due to such related party was $55,336.

The Chief Executive Officer of the Company, from time to time, provided advances to the Company for operating expenses. At December 31, 2008 and 2007, the Company had a payable to the Chief Executive Officer of the Company amounting to $451 and $9,682, respectively. These advances are short-term in nature, non-interest bearing, and included in due to related parties in the Company’s balance sheet at December 31, 2008 and 2007.

The Company had accrued salaries payable to the Chief Executive Officer and a Principal Officer of the Company as of December 31, 2008 and 2007 amounting to $404,737 and $236,575, respectively and has been included in accrued expenses.

NOTE 7 - INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" "SFAS 109". SFAS 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and the tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax losses and tax credit carry forwards.  SFAS 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The Company has a net operating loss carry forward for tax purposes totaling approximately $924,000 at December 31, 2008, expiring through the year 2028. Internal Revenue Code Section 382 places a limitation on the amount of taxable income that can be offset by carry forwards after certain ownership shifts.

The table below summarizes the differences between the Company’s effective tax rate and the statutory federal rate as follows for the year ended December 31, 2008 and 2007:

	2008	2007
Tax benefit computed at “expected” statutory rate	$(188,000)	$(127,000)
State income taxes, net of benefit	(21,000)	(15,000)
Permanent differences and other	18,000	-
Increase in valuation allowance	191,000	142,000
Net income tax benefit	$-	$-

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

Deferred tax assets and liabilities are provided for significant income and expense items recognized in different years for tax and financial reporting purposes. Temporary differences, which give rise to a net deferred tax asset is as follows:

	December 31, 2008	December 31, 2007

Deferred tax assets:
Net operating loss carryforward	$348,000	$263,000
Stock based compensation	20,000	-
Allowance for doubtful account	20,000	19,000
Accrued salaries	204,000	119,000
Total Deferred tax assets	592,000	401,000
Less: Valuation allowance	(592,000)	(401,000)
	$-	$-

After consideration of all the evidence, both positive and negative, management has recorded a valuation allowance at December 31, 2008 and 2007, due to the uncertainty of realizing the deferred income tax assets.  The valuation allowance was increased by $191,000.

NOTE 8 - STOCKHOLDERS’ DEFICIT

During the year ended December 31, 2008, the Company issued 100,000 shares of common stock in connection with legal services rendered. The Company valued these common shares at the fair market value on the date of grant at $0.50 per share or $50,000 based on the recent selling price of the Company’s common stock which has been recognize as legal expense.

During the year ended December 31, 2008, the Company issued 370,032 shares in connection with the conversion of 3% and 8% promissory notes with a total principal amount of $181,000 and accrued interest of $4,014. The fair value of such shares issued amounted to $185,014 or $0.50 per share.

During the year ended December 31, 2008, the Company received proceeds of $15,000 from the sale of 30,000 shares of the Company's common stock.

NOTE 9 – COMMITMENTS

Operating Leases

The Company leases office space in Boca Raton, Florida under operating leases that expire in July 2012. The Boca Raton, Florida office lease agreement has certain escalation clauses and renewal options. Future minimum rental payments required under this operating lease are as follows:

Year Ended December 31, 2009	33,390
Year Ended December 31, 2010	34,725
Year Ended December 31, 2011	36,114
Year Ended December 31, 2012 and thereafter	18,411
Total	$122,640

Rent expense for the years ended December 31, 2008 and 2007 was $57,318 and $40,346, respectively.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2008 AND 2007

NOTE 10 – SUBSEQUENT EVENTS

In March 2009, the Company issued a secured promissory note amounting to $20,000 to the Chief Executive Officer of the Company. This note is payable in cash. The note payable bears 12% interest per annum and shall be payable on September 30, 2009.

In April 2009, the Company issued 50,000 shares of common stock in connection with accounting services rendered. The Company valued these common shares at the fair market value on the date of grant at $0.50 per share or $25,000 based on the recent selling price of the Company’s common stock which has been recognized as professional expense.

In May 2009, the Company issued 12,500 shares of common stock in connection with business and general advisory services rendered during first quarter of 2009. The Company valued these common shares at the fair market value on the date of grant at $0.50 per share or $6,250 based on the recent selling price of the Company’s common stock. The Company has recorded accrued consulting expense of $6,250 during the first quarter of fiscal 2009.

In May 2009, the Company issued a promissory note amounting $5,000 to the Chief Executive Officer of the Company. This note is payable in cash unless Payee agrees with another form of payment. The note payable bears 12% interest per annum and shall be payable on November 6, 2009.

In July 2009, the Company cancelled 20,717,500 shares of common stock previously issued to the Company’s CEO as founder shares. In connection with the return of the 20,717,500 shares of common stock, the Company valued the cancelled shares at par value of $0.0001 per share and recorded it against paid in capital.

In July 2009, the Company cancelled 100,000 shares of common stock previously issued for legal service. In connection with the return of the 100,000 shares of common stock, the Company valued the cancelled shares at par value of $0.50 per share or $50,000 based on the recent selling price of the Company’s common stock.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

Consolidated Financial Statements:

Consolidated Balance Sheets at March 31, 2009 (Unaudited) and December 31, 2008 (Audited)	F-19

Consolidated Statements of Operations –
For the Three Months Ended March 31, 2009 and 2008 (Unaudited)	F-20

Consolidated Statements of Cash Flows –
For the Three Months Ended March 31, 2009 and 2008 (Unaudited)	F-21

Notes to Consolidated Financial Statements	F-22 to F-30

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31,	December 31,
	2009	2008
	(Unaudited)	(1)
ASSETS

CURRENT ASSETS:
Cash	$17,860	$-
Accounts Receivable - Net	20,601	34,835
Other Current Assets	21,639	23,344

Total Current Assets	60,100	58,179

PROPERTY AND EQUIPMENT - Net	16,948	18,275
OTHER ASSETS	8,901	8,901

Total Assets	$85,949	$85,355

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
Bank Overdraft	$-	$1,575
Notes Payable	17,000	17,000
Accounts Payable	322,693	323,933
Accrued Expenses	650,133	607,441
Deferred Revenue	5,239	9,333
Due to Related Parties	50,260	451

Total Current Liabilities	1,045,325	959,733

LONG-TERM LIABILITIES:
Note Payable	45,000	45,000
Deferred Revenue	1,420	2,152
Due to Related Parties	55,644	55,251

Total Liabilities	1,147,389	1,062,136

STOCKHOLDERS' DEFICIT:
Preferred Stock ($0.0001 Par Value; 5,000,000 Shares Authorized;
None Issued and Outstanding)	-	-
Common Stock ($0.0001 Par Value; 100,000,000 Shares Authorized;
25,500,032 and 25,500,032 Issued and Outstanding, respectively)	2,550	2,550
Additional Paid-in Capital	10,797,802	10,797,802
Accumulated Deficit	(11,861,792)	(11,777,133)

Total Stockholders' Deficit	(1,061,440)	(976,781)

Total Liabilities and Stockholders' Deficit	$85,949	$85,355

(1) Derived from Audited Financial Statements

See accompanying notes to consolidated financial statements.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited

	For the Three Months Ended
	March 31,
	2009	2008

NET SALES	$34,282	$88,406

COST OF SALES	27,756	31,824

GROSS PROFIT	6,526	56,582

OPERATING EXPENSES:
Depreciation	1,327	1,313
Bad Debt Expenses	-	7,000
Professional Fees	1,413	22,180
Rent	14,530	14,210
Compensation and Related Taxes	72,139	76,482
Other Selling, General and Administrative	37,235	51,578

Total Operating Expenses	126,644	172,763

LOSS FROM OPERATIONS	(120,118)	(116,181)

OTHER INCOME (EXPENSES):
Other Income	38,345	8,124
Gain from Debt Settlement	-	23,718
Interest Expense	(2,886)	(1,170)

Total Other (Expense) Income	35,459	30,672

NET LOSS	$(84,659)	$(85,509)

NET LOSS PER COMMON SHARE:
Basic and Diluted	$-	$-

WEIGHTED AVERAGE COMMON SHARES
OUTSTANDING - Basic and Diluted	25,500,032	25,000,000

See accompanying notes to consolidated financial statements.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited

	For the Three Months Ended
	March 31,
	2009	2008

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(84,659)	$(85,509)
Adjustments to Reconcile Net Loss to Net Cash Flows
Used in Operating Activities:
Depreciation	1,327	1,313
Bad debt expenses	-	7,000
(Increase) Decrease in:
Accounts receivable	14,234	(3,557)
Other current assets	1,705	(4,909)

Increase (Decrease) in:
Accounts payable	(1,240)	1,290
Accrued expenses	42,692	46,111
Customer deposits	-	(26,100)
Deferred revenue	(4,826)	(3,038)

Net Cash Flows Used in Operating Activities	(30,767)	(67,399)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	(1,575)	21,593
Proceeds from notes payable	-	25,000
Repayments of related party advances	-	(320)
Due to related parties	50,202	700

Net Cash Flows Provided by Financing Activities	48,627	46,973

Net Increase (Decrease) in Cash	17,860	(20,426)

Cash - Beginning of Period	-	23,054

Cash - End of Period	$17,860	$2,628

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid during the period for:
Interest	$-	$-
Income Taxes	$-	$-

See accompanying notes to consolidated financial statements.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

DirectView Holdings, Inc., (the “Company”), was incorporated in the State of Delaware on October 2, 2006. On October 9, 2006, the Company entered into a Subsidiary Stock Purchase Agreement with GS Carbon Trading Inc. (“GS”) formerly DirectView, Inc., a publicly held company.  GS sold its subsidiaries to the Company in return for the assumption by the Company of a portion of GS’ liabilities and all trade credit and other liabilities incidental to these subsidiaries' operations.

For financial reporting purposes, the assets, liabilities, historical earnings (deficits), and additional paid in capital of the acquired subsidiaries are reflected in the Company’s financial statements.

The Company has the following four wholly-owned subsidiaries: DirectView Video Technologies Inc., DirectView Security Systems Inc., Ralston Communication Services Inc., and Meeting Technologies Inc.

The Company is a full-service provider of teleconferencing services to businesses and organizations. The Company's conferencing services enable its clients to cost-effectively conduct remote meetings by linking participants in geographically dispersed locations. The Company's primary focus is to provide high value-added conferencing services to organizations such as professional service firms, investment banks, high tech companies, law firms, investor relations firms, and other domestic and multinational companies.

Basis of presentation

The consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP").  The consolidated financial statements of the Company include the Company and its wholly-owned subsidiaries.  All material intercompany balances and transactions have been eliminated in consolidation. These financial statements should be read in conjunction with the audited consolidated financial statements and related footnotes as of and for the year ended December 31, 2008.

In the opinion of management, all adjustments (consisting of normal recurring items) necessary to present fairly the Company's financial position as of March 31, 2009, and the results of operations and cash flows for the three months ending March 31, 2009 have been included. The results of operations for the three months ended March 31, 2009 are not necessarily indicative of the results to be expected for the full year.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the statements of financial condition, and revenues and expenses for the periods then ended.  Actual results may differ significantly from those estimates. Significant estimates made by management include, but are not limited to, the allowance for doubtful accounts, and the useful life of property and equipment.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company places its cash with a high credit quality financial institution. The Company’s account at this institution is insured by the Federal Deposit Insurance Corporation ("FDIC") up to $250,000. For the three months ended March 31, 2009 and 2008, the Company has not reached bank balances exceeding the FDIC insurance limit. To reduce its risk associated with the failure of such financial institution, the Company evaluates at least annually the rating of the financial institution in which it holds deposits.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, accounts receivable, accounts payable, accrued expenses, notes payable and due to related parties approximate their estimated fair market value based on the short-term maturity of these instruments. The carrying amount of the notes approximates the estimated fair value for these financial instruments as management believes that such notes constitute substantially all of the Company's debt and the interest payable on the notes approximates the Company's incremental borrowing rate.

Accounts Receivable

The Company has a policy of reserving for questionable accounts based on its best estimate of the amount of probable credit losses in its existing accounts receivable.  The Company periodically reviews its accounts receivable to determine whether an allowance is necessary based on an analysis of past due accounts and other factors that may indicate that the realization of an account may be in doubt.  Account balances deemed to be uncollectible are charged to the bad debt expense after all means of collection have been exhausted and the potential for recovery is considered remote.  At March 31, 2009 and December 31, 2008, management determined that an allowance is necessary which amounted to $51,494. During the three months ended March 31, 2009 and 2008, the Company wrote-off $0 and $7,000, respectively of uncollectible accounts receivable.

Advertising

Advertising is expensed as incurred. Advertising expenses for the three months ended March 31, 2009 and 2008 totaled approximately $421 and $501, respectively.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Shipping costs

Shipping costs are included in other selling, general and administrative expenses and amounted to $234 and $1,677 for the three months ended March 31, 2009 and 2008, respectively.

Property and equipment

Property and equipment are carried at cost. The cost of repairs and maintenance is expensed as incurred; major replacements and improvements are capitalized.  When assets are retired or disposed of, the cost and accumulated depreciation are removed from the accounts, and any resulting gains or losses are included in income in the year of disposition.  In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company examines the possibility of decreases in the value of fixed assets when events or changes in circumstances reflect the fact that their recorded value may not be recoverable. Depreciation is calculated on a straight-line basis over the estimated useful life of the assets.

Impairment of Long-Lived Assets

In accordance with Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," The Company periodically reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company recognizes an impairment loss when the sum of expected undiscounted future cash flows is less than the carrying amount of the asset. The amount of impairment is measured as the difference between the asset’s estimated fair value and its book value. The Company did not consider it necessary to record any impairment charges during the three months ended March 31, 2009 and 2008.

Income Taxes

Under the asset and liability method of FASB Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance, when in the Company's opinion it is likely that some portion or the entire deferred tax asset will not be realized.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition

The Company follows the guidance of the Securities and Exchange Commission’s Staff Accounting Bulletin 104 for revenue recognition.  In general, the Company records revenue when persuasive evidence of an arrangement exists, services have been rendered or product delivery has occurred, the sales price to the customer is fixed or determinable, and collectibility is reasonably assured.  When a customer order contains multiple items such as hardware, software, and services which are delivered at varying times, the Company determines whether the delivered items can be considered separate units of accounting as prescribed under Emerging Issues Task Force (“EITF”) Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). EITF 00-21 states that delivered items should be considered separate units of accounting if delivered items have value to the customer on a standalone basis, there is objective and reliable evidence of the fair value of undelivered items, and if delivery of undelivered items is probable and substantially in the Company’s control.

The following policies reflect specific criteria for the various revenues streams of the Company:

Revenue is recognized upon completion of conferencing services. The Company generally does not charge up-front fees and bills its customers based on usage.

Revenue for video equipment sales is recognized upon delivery and installation.

Revenue from periodic maintenance agreements is generally recognized ratably over the respective maintenance periods provided no significant obligations remain and collectibility of the related receivable is probable.

Stock Based Compensation

The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), Share Based Payment (“SFAS No. 123R”). SFAS No. 123R establishes the financial accounting and reporting standards for stock-based compensation plans. As required by SFAS No. 123R, the Company recognizes the cost resulting from all stock-based payment transactions including shares issued under its stock option plans in the consolidated financial statements. For the three months ended March 31, 2009 and 2008, the Company did not grant any stock options.

Non-Employee Stock-Based Compensation

The cost of stock based compensation awards issued to non-employees for services are recorded at either the fair value of the services rendered or the instruments issued in exchange for such services, whichever is more readily determinable, using the measurement date guidelines enumerated in Emerging Issues Task Force Issue (“EITF”) 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services” (“EITF 96-18”).

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of Credit Risk and Major Customers

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions. Almost all of the Company's sales are credit sales which are primarily to customers whose ability to pay is dependent upon the industry economics prevailing in these areas; however, concentrations of credit risk with respect to trade accounts receivables is limited due to generally short payment terms. The Company also performs ongoing credit evaluations of its customers to help further reduce credit risk.

Recent Accounting Pronouncements

On January 1, 2008, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements" ("SFAS 157"). SFAS 157 defines fair value as used in numerous accounting pronouncements, establishes a framework for measuring fair value and expands disclosure of fair value measurements. In February 2008, the Financial Accounting Standards Board ("FASB") issued FASB Staff Position, "FSP FAS 157-2--Effective Date of FASB Statement No. 157" ("FSP 157-2"), which delays the effective date of SFAS 157 for one year for certain nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). Excluded from the scope of SFAS 157 are certain leasing transactions accounted for under SFAS No. 13, "Accounting for Leases." The exclusion does not apply to fair value measurements of assets and liabilities recorded as a result of a lease transaction but measured pursuant to other pronouncements within the scope of SFAS 157. The Company does not expect that the adoption of the provisions of FSP 157-2 will have a material impact on its financial position, cash flows or results of operations.

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities ("SFAS 161"). This statement requires companies to provide enhanced disclosures about (a) how and why they use derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect a company's financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company will adopt the new disclosure requirements on or before the required effective date and thus will provide additional disclosures in its financial statements when adopted.

In April 2008, FASB Staff Position No. 142-3, Determination of the Useful Life of Intangible Assets (FSP 142-3) was issued. This standard amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of a recognized intangible asset under FASB Statement No. 142, Goodwill and Other Intangible Assets. FSP 142-3 is effective for

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those fiscal years. Early adoption is prohibited. The Company does not expect that the adoption of this provision will have a material impact on its financial position, cash flows or results of operations.

In May 2008, the FASB issued FAS No. 162, The Hierarchy of Generally Accepted Accounting Principles” which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles”. The Company does not expect that the adoption of this pronouncement will have a significant impact on its financial condition, results of operations and cash flows.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts-and interpretation of FASB Statement No. 60”.  SFAS No. 163 clarifies how Statement 60 applies to financial guarantee insurance contracts, including the recognition and measurement of premium revenue and claims liabilities. This statement also requires expanded disclosures about financial guarantee insurance contracts. SFAS No. 163 is effective for fiscal years beginning on or after December 15, 2008, and interim periods within those years. SFAS No. 163 has no effect on the Company’s financial position, statements of operations, or cash flows at this time.

In June 2008, the FASB issued FASB Staff Position EITF 03-6-1, Determining Whether Instruments Granted in Share-Based Payment Transactions Are Participating Securities, (“FSP EITF 03-6-1”). FSP EITF 03-6-1 addresses whether instruments granted in share-based payment transactions are participating securities prior to vesting, and therefore need to be included in the computation of earnings per share under the two-class method as described in FASB Statement of Financial Accounting Standards No. 128, “Earnings per Share.” FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning on or after December 15, 2008 and earlier adoption is prohibited. We are not required to adopt FSP EITF 03-6-1; neither do we believe that FSP EITF 03-6-1 would have a material effect on our financial position and results of operations if adopted.

In December 2008, the FASB issued FASB Staff Position (FSP) FAS 140-4 and FIN 46(R)-8, Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities. The document increases disclosure requirements for public companies and is effective for reporting periods (interim and annual) that end after December 15, 2008. This FSP amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, to require public entities to provide additional disclosures about transfers of financial assets. It also amends FASB Interpretation No. 46 (revised December 2003), Consolidation of Variable Interest Entities, to require public enterprises, including sponsors that have a variable interest in a variable interest entity, to provide additional disclosures about their involvement with variable interest entities. The Company does not expect that the adoption of this pronouncement will have a significant impact on its financial condition, results of operations and cash flows.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009

NOTE 1 – BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In January 2009, the FASB issued FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99 “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets”. FSP EITF 99-20-1 changes the impairment model included within EITF 99-20 to be more consistent with the impairment model of SFAS No. 115. FSP EITF 99-20-1 achieves this by amending the impairment model in EITF 99-20 to remove its exclusive reliance on “market participant” estimates of future cash flows used in determining fair value. Changing the cash flows used to analyze other-than-temporary impairment from the “market participant” view to a holder’s estimate of whether there has been a “probable” adverse change in estimated cash flows allows companies to apply reasonable judgment in assessing whether an other-than-temporary impairment has occurred. The adoption of FSP EITF 99-20-1 did not have a material impact on our consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

NOTE 2 – GOING CONCERN CONSIDERATIONS

The accompanying consolidated financial statements are prepared assuming the Company will continue as a going concern.  At March 31, 2009, the Company had an accumulated deficit of $11,861,792, and a working capital deficiency of $985,225. Additionally, for the three months ended March 31, 2009, the Company incurred net losses of $84,659, and had negative cash flows from operations in the amount of $30,767. The ability of the Company to continue as a going concern is dependent upon increasing sales and obtaining additional capital and financing.  During the three months ended March 31, 2009, the Company borrowed $20,000 for working capital purposes.  Management intends to attempt to raise additional funds by way of a public or private offering.  While the Company believes in the viability of its strategy to increase sales volume and in its ability to raise additional funds, there can be no assurances to that effect. The Company's limited financial resources have prevented the Company from aggressively advertising its products and services to achieve consumer recognition.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consisted of the following:

	Estimated life	March 31, 2009	December 31, 2008
Furniture and fixtures	3 years	$2,771	$2,771
Leasehold improvements	5 years	24,986	24,986
		27,757	27,757
Less: Accumulated depreciation		(10,809)	(9,482))
		$16,948	$18,275

For the three months ended March 31, 2009 and 2008, depreciation expense amounted to $1,327 and $1,313, respectively.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009

NOTE 4 – NOTES PAYABLE – SHORT TERM

During the year ended December 31, 2008, the Company issued senior secured promissory notes aggregating $85,500. These notes are payable either in cash or security equivalent at the option of the Company. The notes payable bear 8% interest per annum and shall be payable on April 1, 2009. The principal and accrued interest is convertible at the option of the note holder into shares of our common stock at a conversion price of $0.50 per share. During fiscal 2008, the Company issued 139,562 shares in connection with the conversion of principal amount of $68,500 and accrued interest of $1,280. The fair value of such shares issued amounted to approximately $69,780 or $0.50 per share.

As of March 31, 2009, notes payable – short term totaled $17,000. Accrued interest on the 8% note payable amounted to approximately $911 and $571 as of March 31, 2009 and December 31, 2008, respectively, and is included in accrued expenses.

NOTE 5 – NOTE PAYABLE – LONG TERM

During the year ended December 31, 2008 and 2007, the Company issued unsecured notes payable aggregating $25,000 and $132,500, respectively. These notes are payable either in cash or security equivalent at the option of the Company. The notes payable bear 3% interest per annum and mature three years from the date of issuance. The Company may prepay these notes in cash or equivalent securities at any time without penalty. During fiscal 2008, the Company issued 230,470 shares in connection with the conversion of principal amount of $112,500 and accrued interest of $2,735. The fair value of such shares issued amounted to approximately $115,235 or $0.50 per share. As of March 31, 2009, note payable – long term amounted to $45,000.

Accrued interest on the 3% notes payable amounted to approximately $2,777 and $2,440 as of March 31, 2009 and December 31, 2008, respectively and is included in accrued expenses.

NOTE 6 - RELATED PARTY TRANSACTIONS

Due to Related Parties

During 2007 and 2006, the Company’s principal officer loaned $39,436 and $14,400, respectively to the Company for working capital purposes. This debt carries 3% interest per annum and matures three years from the date of the loan. The amount due to such related party including accrued interest at March 31, 2009 and December 31, 2008 was $55,644 and $55,251, respectively.

DIRECTVIEW HOLDINGS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2009

The Chief Executive Officer of the Company, from time to time, provided advances to the Company for operating expenses. At March 31, 2009 and December 31, 2008, the Company had a payable to the Chief Executive Officer of the Company amounting to $0 and $451, respectively. These advances are short-term in nature and non-interest bearing.

At March 31, 2009, the Company had a payable to an affiliated company, owned by the Chief Executive Officer of the Company amounting to $30,260. These advances are for working capital purposes, non-interest bearing, and payable on demand.

In March 2009, the Company issued a secured promissory note amounting to $20,000 to the Chief Executive Officer of the Company. This note is payable in cash. The note payable bears 12% interest per annum and shall be payable on September 30, 2009.

The Company had accrued salaries payable to the Chief Executive Officer and a Principal Officer of the Company as of December 31, 2008 and 2007 totaling to $404,737 and $236,575, respectively and has been included in accrued expenses.

NOTE 7– SUBSEQUENT EVENTS

In April 2009, the Company issued 50,000 shares of common stock in connection with accounting services rendered. The Company valued these common shares at the fair market value on the date of grant at $0.50 per share or $25,000 based on the recent selling price of the Company’s common stock which has been recognized as professional expense.

In May 2009, the Company issued 12,500 shares of common stock in connection with business and general advisory services rendered during first quarter of fiscal 2009. The Company valued these common shares at the fair market value on the date of grant at $0.50 per share or $6,250 based on the recent selling price of the Company’s common stock. The Company has recorded accrued consulting expense of $6,250 during the first quarter of fiscal 2009.

In May 2009, the Company issued a promissory note amounting $5,000 to the Chief Executive Officer of the Company. This note is payable in cash unless Payee agrees with another form of payment. The note payable bears 12% interest per annum and shall be payable on November 6, 2009.

In July 2009, the Company cancelled 20,717,500 shares of common stock previously issued to the Company’s CEO as founder shares. In connection with the return of the 20,717,500 shares of common stock, the Company valued the cancelled shares at par value of $0.0001 per share and recorded it against paid in capital.

In July 2009, the Company cancelled 100,000 shares of common stock previously issued for legal service. In connection with the return of the 100,000 shares of common stock, the Company valued the cancelled shares at par value of $0.50 per share or $50,000 based on the recent selling price of the Company’s common stock.